Exhibit 99.1

Janus Henderson Group plc Reports First Quarter 2021 Diluted EPS of US$0.88,

or US$0.91 on an Adjusted Basis

●	Solid long-term investment performance, with 62% and 70% of assets under management (‘AUM’) outperforming relevant benchmarks on a three- and five-year basis, respectively, as at 31 March 2021
●	AUM of US$405.1 billion increased 1% compared to the prior quarter, reflecting positive markets partially offset by net outflows of US$(3.3) billion
●	Completed US$230 million of share buybacks during the first quarter
●	Board approved a 6% increase in the quarterly cash dividend to US$0.38 per share

LONDON — Janus Henderson Group plc (NYSE/ASX: JHG; ‘JHG’, ‘the Group’) published its first quarter 2021 results for the period ended 31 March 2021.

First quarter 2021 operating income was US$192.5 million compared to US$227.0 million in the fourth quarter 2020 and US$(332.4) million in the first quarter 2020. Adjusted operating income, adjusted for one-time, acquisition and transaction related costs, was US$201.5 million in the first quarter 2021 compared to US$231.7 million in the fourth quarter 2020 and US$164.5 million in the first quarter 2020.

First quarter 2021 diluted earnings per share of US$0.88 decreased 14% compared to US$1.02 in the fourth quarter 2020 and increased versus US$(1.35) in the first quarter 2020. Adjusted diluted earnings per share of US$0.91 in the first quarter 2021 decreased 13% compared to US$1.04 in the fourth quarter 2020 and increased 52% versus US$0.60 in the first quarter 2020.

Dick Weil, Chief Executive Officer of Janus Henderson Group plc, stated:

“Our first quarter results reflect solid long-term investment performance, strong financials and continued capital return to shareholders.

“We remain confident in the momentum we are seeing in several areas of our business, including our Intermediary channel, Fixed Income and Multi-Asset capabilities, and within Equities, European Equities, Life Sciences and Sustainable Equities.

“We continue to be financially disciplined while focusing on investing in strategic growth and returning excess cash to shareholders. We returned over US$290 million through dividends and share buybacks in the first quarter, and we are pleased to announce a 6% dividend increase.”

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SUMMARY OF FINANCIAL RESULTS (unaudited) (in US$ millions, except per share data or as noted)

The Group presents its financial results in US$ and in accordance with accounting principles generally accepted in the United States of America (‘US GAAP’ or ‘GAAP’). However, JHG management evaluates the profitability of the Group and its ongoing operations using additional non-GAAP financial measures. Management uses these performance measures to evaluate the business, and adjusted values are consistent with internal management reporting. See ‘Reconciliation of non-GAAP financial information’ below for additional information.

	Three months ended
	31 Mar	31 Dec	31 Mar
	2021	2020	2020
GAAP basis:
Revenue	644.0	657.2	554.9
Operating expenses	451.5	430.2	887.3
Operating income (loss)	192.5	227.0	(332.4)
Operating margin	29.9%	34.5%	(59.9)%
Net income (loss) attributable to JHG	155.5	186.8	(247.0)
Diluted earnings (loss) per share	0.88	1.02	(1.35)

Adjusted basis:
Revenue	516.6	528.5	442.7
Operating expenses	315.1	296.8	278.2
Operating income	201.5	231.7	164.5
Operating margin	39.0%	43.8%	37.2%
Net income attributable to JHG	161.5	189.0	112.7
Diluted earnings per share	0.91	1.04	0.60

First quarter 2021 adjusted revenue of US$516.6 million decreased from the fourth quarter 2020 result of US$528.5 million primarily as a result of lower performance fees due to seasonality. First quarter 2021 adjusted net income attributable to JHG of US$161.5 million declined compared to US$189.0 million in the fourth quarter 2020 primarily due to the seasonal performance fees and larger net investment gains in the fourth quarter 2020.

DIVIDEND AND SHARE BUYBACK

On 28 April 2021, the Board approved a 6% increase in the quarterly dividend and declared a first quarter dividend in respect of the three months ended 31 March 2021 of US$0.38 per share. Shareholders on the register on the record date of 11 May 2021 will be paid the dividend on 27 May 2021. Janus Henderson does not offer a dividend reinvestment plan.

JHG purchased 8.1 million of its ordinary shares on the NYSE and its CHESS Depositary Interests (CDIs) on the ASX in the first quarter, primarily as part of its participation in Dai-ichi Life’s registered secondary public offering, for a total outlay of US$230.2 million.

Net tangible assets per share

US$	31 Mar 2021	31 Dec 2020
Net tangible assets / (liabilities) per ordinary share	2.81	3.68

Net tangible assets are defined by the ASX as being total assets less intangible assets less total liabilities ranking ahead of, or equally with, claims of ordinary shares.

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AUM AND FLOWS (in US$ billions)

FX reflects movement in AUM resulting from changes in foreign currency rates as non-US$ denominated AUM is translated into US$. Redemptions include impact of client switches.

Total Group comparative AUM and flows

	Three months ended
	31 Mar	31 Dec	31 Mar
	2021	2020	2020
Opening AUM	401.6	358.3	374.8
Sales	20.7	23.2	21.4
Redemptions	(24.0)	(24.3)	(33.6)
Net sales / (redemptions)	(3.3)	(1.1)	(12.2)
Market / FX	6.8	44.4	(64.0)
Disposals	—	—	(4.2)
Closing AUM	405.1	401.6	294.4

Quarterly AUM and flows by capability

		Fixed		Quantitative
	Equities	Income	Multi-Asset	Equities	Alternatives	Total
AUM 31 Mar 2020	149.9	65.3	35.3	34.6	9.3	294.4
Sales	7.9	6.3	2.5	0.4	0.8	17.9
Redemptions	(12.1)	(7.0)	(1.8)	(4.3)	(0.9)	(26.1)
Net sales / (redemptions)	(4.2)	(0.7)	0.7	(3.9)	(0.1)	(8.2)
Market / FX	33.5	5.6	4.3	6.8	0.3	50.5
Reclassification[1]	(0.1)	—	—	—	0.1	—
AUM 30 Jun 2020	179.1	70.2	40.3	37.5	9.6	336.7
Sales	5.8	5.9	2.3	1.3	0.5	15.8
Redemptions	(10.9)	(4.1)	(1.7)	(1.4)	(0.6)	(18.7)
Net sales / (redemptions)	(5.1)	1.8	0.6	(0.1)	(0.1)	(2.9)
Market / FX	14.9	3.1	2.7	3.3	0.5	24.5
AUM 30 Sep 2020	188.9	75.1	43.6	40.7	10.0	358.3
Sales	10.3	8.7	3.1	0.3	0.8	23.2
Redemptions	(10.4)	(7.5)	(1.9)	(3.7)	(0.8)	(24.3)
Net sales / (redemptions)	(0.1)	1.2	1.2	(3.4)	—	(1.1)
Market / FX	30.6	5.2	3.2	4.7	0.7	44.4
AUM 31 Dec 2020	219.4	81.5	48.0	42.0	10.7	401.6
Sales	10.5	5.9	3.0	0.2	1.1	20.7
Redemptions	(12.0)	(5.5)	(2.2)	(2.3)	(2.0)	(24.0)
Net sales / (redemptions)	(1.5)	0.4	0.8	(2.1)	(0.9)	(3.3)
Market / FX	7.0	(2.4)	0.7	1.4	0.1	6.8
AUM 31 Mar 2021	224.9	79.5	49.5	41.3	9.9	405.1

1Reflects reclassification of an existing fund from Equities to Alternatives.

Average AUM

	Three months ended
	31 Mar	31 Dec	31 Mar
	2021	2020	2020
Equities	223.6	204.1	189.3
Fixed Income	80.9	78.1	71.6
Multi-Asset	48.7	45.6	39.4
Quantitative Equities	41.5	40.8	42.0
Alternatives	10.6	10.4	10.4
Total	405.3	379.0	352.7

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INVESTMENT PERFORMANCE

% of AUM outperforming benchmark (at 31 March 2021)

Capability	1-year	3-year	5-year
Equities	55%	54%	69%
Fixed Income	94%	97%	89%
Multi-Asset	98%	97%	94%
Quantitative Equities	48%	4%	11%
Alternatives	98%	97%	100%
Total	67%	62%	70%

Outperformance is measured based on composite performance gross of fees vs primary benchmark, except where a strategy has no benchmark index or corresponding composite in which case the most relevant metric is used: (1) composite gross of fees vs zero for absolute return strategies, (2) fund net of fees vs primary index or (3) fund net of fees vs Morningstar peer group average or median. Non-discretionary and separately managed account assets are included with a corresponding composite where applicable.

Cash management vehicles, ETFs, Managed CDOs, Private Equity funds and custom non-discretionary accounts with no corresponding composite are excluded from the analysis. Excluded assets represent 5% of AUM as at 31 March 2021. Capabilities defined by Janus Henderson.

% of mutual fund AUM in top 2 Morningstar quartiles (at 31 March 2021)

Capability	1-year	3-year	5-year
Equities	35%	60%	64%
Fixed Income	69%	79%	73%
Multi-Asset	19%	91%	92%
Quantitative Equities	32%	32%	4%
Alternatives	30%	76%	30%
Total	37%	67%	68%

Includes Janus Investment Fund, Janus Aspen Series and Clayton Street Trust (US Trusts), Janus Henderson Capital Funds (Dublin based), Dublin and UK OEIC and Investment Trusts, Luxembourg SICAVs and Australian Managed Investment Schemes. The top two Morningstar quartiles represent funds in the top half of their category based on total return. On an asset-weighted basis, 81% of total mutual fund AUM was in the top 2 Morningstar quartiles for the 10-year period ending 31 March 2021. For the 1-, 3-, 5- and 10-year periods ending 31 March 2021, 44%, 59%, 53% and 65% of the 196, 187, 179 and 148 total mutual funds, respectively, were in the top 2 Morningstar quartiles.

Analysis based on ‘primary’ share class (Class I Shares, Institutional Shares or share class with longest history for US Trusts; Class A Shares or share class with longest history for Dublin based; primary share class as defined by Morningstar for other funds). Performance may vary by share class. Rankings may be based, in part, on the performance of a predecessor fund or share class and are calculated by Morningstar using a methodology that differs from that used by Janus Henderson. Methodology differences may have a material effect on the return and therefore the ranking. When an expense waiver is in effect, it may have a material effect on the total return, and therefore the ranking for the period.

ETFs and funds not ranked by Morningstar are excluded from the analysis. Capabilities defined by Janus Henderson. © 2021 Morningstar, Inc. All Rights Reserved.

SECOND QUARTER 2021 RESULTS

Janus Henderson intends to publish its second quarter 2021 results on 29 July 2021.

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FIRST QUARTER 2021 RESULTS BRIEFING INFORMATION

Chief Executive Officer Dick Weil and Chief Financial Officer Roger Thompson will present these results on 29 April 2021 on a conference call and webcast to be held at 8am EDT, 1pm BST, 10pm AEST.

Those wishing to participate should call:

United Kingdom	0800 279 9489 (toll free)
United States	866 270 1533 (toll free)
Australia	1 800 121 301 (toll free)
All other countries	+1 412 317 0797 (this is not toll free)
Conference ID	10153510

Access to the webcast and accompanying slides will be available via the investor relations section of Janus Henderson’s website (ir.janushenderson.com).

About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping investors achieve long-term financial goals through a broad range of investment solutions, including equities, fixed income, quantitative equities, multi-asset and alternative asset class strategies.

At 31 March 2021, Janus Henderson had approximately US$405 billion in assets under management, more than 2,000 employees, and offices in 26 cities worldwide. Headquartered in London, the company is listed on the New York Stock Exchange (NYSE) and the Australian Securities Exchange (ASX).

Investor enquiries:	Media enquiries:
Jim Kurtz	Stephen Sobey
Co-Head Investor Relations (US) +1 303 336 4529	Head of Media Relations +44 (0)20 7818 2523
jim.kurtz@janushenderson.com	stephen.sobey@janushenderson.com

Melanie Horton	United Kingdom: Edelman Smithfield
Co-Head Investor Relations (Non-US)	Latika Shah
+44 (0)20 7818 2905	+44 (0)7950 671 948
melanie.horton@janushenderson.com	latika.shah@edelmansmithfield.com

Or	Andrew Wilde
+44 (0)7786 022 022
Investor Relations	andrew.wilde@edelmansmithfield.com
investor.relations@janushenderson.com
Asia Pacific: Honner
Craig Morris
+61 2 8248 3757
craig@honner.com.au

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FINANCIAL DISCLOSURES

Condensed consolidated statements of comprehensive income (unaudited)

	Three months ended
	31 Mar	31 Dec	31 Mar
(in US$ millions, except per share data or as noted)	2021	2020	2020
Revenue:
Management fees	514.9	489.1	439.6
Performance fees	17.0	59.3	14.6
Shareowner servicing fees	60.8	57.9	50.3
Other revenue	51.3	50.9	50.4
Total revenue	644.0	657.2	554.9

Operating expenses:
Employee compensation and benefits	174.6	162.3	155.6
Long-term incentive plans	53.5	44.7	33.6
Distribution expenses	127.4	128.7	112.2
Investment administration	12.6	12.6	11.7
Marketing	6.2	3.9	6.7
General, administrative and occupancy	63.0	66.4	65.2
Impairment of goodwill and intangible assets	3.6	—	487.3
Depreciation and amortisation	10.6	11.6	15.0
Total operating expenses	451.5	430.2	887.3

Operating income	192.5	227.0	(332.4)

Interest expense	(3.2)	(3.2)	(3.3)
Investment gains (losses), net	1.6	32.2	(50.5)
Other non-operating income (expense), net	(0.1)	(0.2)	32.2
Income (loss) before taxes	190.8	255.8	(354.0)
Income tax benefit (provision)	(43.1)	(57.4)	68.8
Net income (loss)	147.7	198.4	(285.2)
Net loss (income) attributable to noncontrolling interests	7.8	(11.6)	38.2
Net income (loss) attributable to JHG	155.5	186.8	(247.0)
Less: allocation of earnings to participating stock-based awards	(4.8)	(5.5)	—
Net income (loss) attributable to JHG common shareholders	150.7	181.3	(247.0)

Basic weighted-average shares outstanding (in millions)	171.0	176.5	182.4
Diluted weighted-average shares outstanding (in millions)	171.8	177.0	182.4

Diluted earnings (loss) per share (in US$)	0.88	1.02	(1.35)

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Reconciliation of non-GAAP financial information

In addition to financial results reported in accordance with GAAP, we compute certain financial measures using non-GAAP components, as defined by the SEC. These measures are not in accordance with, or a substitute for, GAAP, and our financial measures may be different from non-GAAP financial measures used by other companies. We have provided a reconciliation of our non-GAAP components to the most directly comparable GAAP components. The following are reconciliations of US GAAP revenue, operating expenses, operating income, net income (loss) attributable to JHG and diluted earnings (loss) per share to adjusted revenue, adjusted operating expenses, adjusted operating income, adjusted net income attributable to JHG and adjusted diluted earnings per share.

	Three months ended
	31 Mar	31 Dec	31 Mar
(in US$ millions, except per share data or as noted)	2021	2020	2020
Reconciliation of revenue to adjusted revenue
Revenue	644.0	657.2	554.9
Management fees[1]	(46.8)	(51.6)	(44.1)
Shareowner servicing fees[1]	(50.0)	(47.4)	(41.1)
Other revenue[1]	(30.6)	(29.7)	(27.0)
Adjusted revenue	516.6	528.5	442.7

Reconciliation of operating expenses to adjusted operating expenses
Operating expenses	451.5	430.2	887.3
Employee compensation and benefits[2]	—	(0.1)	(1.4)
Long-term incentive plans[2]	0.1	0.1	0.1
Distribution expenses[1]	(127.4)	(128.7)	(112.2)
General, administration and occupancy[2]	(3.6)	(2.8)	(1.9)
Impairment of goodwill and intangible assets[3]	(3.6)	—	(487.3)
Depreciation and amortisation[3]	(1.9)	(1.9)	(6.4)
Adjusted operating expenses	315.1	296.8	278.2

Adjusted operating income	201.5	231.7	164.5

Operating margin	29.9%	34.5%	(59.9)%
Adjusted operating margin	39.0%	43.8%	37.2%

Reconciliation of net income (loss) attributable to JHG to adjusted net income attributable to JHG
Net income (loss) attributable to JHG	155.5	186.8	(247.0)
Employee compensation and benefits[2]	—	0.1	1.4
Long-term incentive plans[2]	(0.1)	(0.1)	(0.1)
General, administration and occupancy[2]	3.6	2.8	1.9
Impairment of goodwill and intangible assets[3]	3.6	—	487.3
Depreciation and amortisation[3]	1.9	1.9	6.4
Interest expense[4]	—	—	0.1
Investment gains (losses), net[4]	0.2	(1.4)	—
Other non-operating income (expense), net[4]	(1.8)	(1.7)	(25.9)
Income tax benefit (provision)[5]	(1.4)	0.6	(111.4)
Adjusted net income attributable to JHG	161.5	189.0	112.7
Less: allocation of earnings to participating stock-based awards	(5.0)	(5.5)	(3.2)
Adjusted net income attributable to JHG common shareholders	156.5	183.5	109.5

Weighted-average diluted common shares outstanding – diluted (two class) (in millions)	171.8	177.0	182.4
Diluted earnings (loss) per share (two class) (in US$)	0.88	1.02	(1.35)
Adjusted diluted earnings per share (two class) (in US$)	0.91	1.04	0.60

1	JHG contracts with third-party intermediaries to distribute and service certain of its investment products. Fees for distribution and servicing related activities are either provided for separately in an investment product’s prospectus or are part of the management fee. Under both arrangements, the fees are collected by JHG and passed through to third-party intermediaries who are responsible for performing the applicable services. The majority of distribution and servicing fees collected by JHG are passed through to third-party intermediaries. JHG management believes that the deduction of distribution and service fees from revenue in the computation of adjusted revenue reflects the pass-through nature of these revenues. In certain arrangements, JHG performs the distribution and

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servicing activities and retains the applicable fees. Revenues for distribution and servicing activities performed by JHG are not deducted from GAAP revenue.
2	Adjustments primarily represent rent expense for subleased office space as well as administrative costs related to Dai-ichi Life’s secondary offering. JHG management believes these costs are not representative of the ongoing operations of the Group.
3	Investment management contracts have been identified as a separately identifiable intangible asset arising on the acquisition of subsidiaries and businesses. Such contracts are recognised at the net present value of the expected future cash flows arising from the contracts at the date of acquisition. For segregated mandate contracts, the intangible asset is amortised on a straight-line basis over the expected life of the contracts. Adjustments also include impairment charges of our goodwill and certain mutual fund investment management agreements, client relationships and trademarks. JHG management believes these non-cash and acquisition-related costs are not representative of the ongoing operations of the Group.
4	Adjustments primarily relate to contingent consideration adjustments associated with prior acquisitions and increased debt expense as a consequence of the fair value uplift on debt due to acquisition accounting. JHG management believes these costs are not representative of the ongoing operations of the Group.
5	The tax impact of the adjustments is calculated based on the applicable US or foreign statutory tax rate as it relates to each adjustment. Certain adjustments are either not taxable or not tax-deductible.

Condensed consolidated balance sheets (unaudited)

	31 Mar	31 Dec
(in US$ millions)	2021	2020
Assets:
Cash and cash equivalents	826.1	1,099.7
Investment securities	255.5	268.1
Property, equipment and software, net	74.0	77.9
Intangible assets and goodwill, net	4,071.7	4,070.2
Assets of consolidated variable interest entities	202.0	226.5
Other assets	1,065.4	948.4
Total assets	6,494.7	6,690.8

Liabilities, redeemable noncontrolling interests and equity:
Long-term debt	312.6	313.3
Deferred tax liabilities, net	627.2	627.4
Liabilities of consolidated variable interest entities	5.5	3.2
Other liabilities	894.9	927.3
Redeemable noncontrolling interests	99.3	85.8
Total equity	4,555.2	4,733.8
Total liabilities, redeemable noncontrolling interests and equity	6,494.7	6,690.8

Condensed consolidated statements of cash flows (unaudited)

	Three months ended
	31 Mar	31 Dec	31 Mar
(in US$ millions)	2021	2020	2020
Cash provided by (used for):
Operating activities	25.8	220.2	37.9
Investing activities	23.4	119.4	41.8
Financing activities	(322.5)	(191.2)	(46.0)
Effect of exchange rate changes	1.8	33.2	(28.0)
Net change during period	(271.5)	181.6	5.7

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STATUTORY DISCLOSURES

Associates and joint ventures

At 31 March 2021, the Group holds interests in the following associates and joint ventures managed through shareholder agreements with third party investors, accounted for under the equity method:

●	LongTail Alpha LLC. Ownership 20%

Basis of preparation

In the opinion of management of Janus Henderson Group plc, the condensed consolidated financial statements contain all normal recurring adjustments necessary to fairly present the financial position, results of operations and cash flows of JHG in accordance with US GAAP. Such financial statements have been prepared in accordance with the instructions to Form 10-Q pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The financial statements should be read in conjunction with the annual consolidated financial statements and notes presented in Janus Henderson Group’s Annual Report on Form 10-K for the year ended 31 December 2020, on file with the SEC (Commission file no. 001-38103). Events subsequent to the balance sheet date have been evaluated for inclusion in the financial statements through the issuance date and are included in the notes to the condensed consolidated financial statements.

Corporate governance principles and recommendations

In the opinion of the Directors, the financial records of the Group have been properly maintained, and the Condensed Consolidated Financial Statements comply with the appropriate accounting standards and give a true and fair view of the financial position and performance of the Group. This opinion has been formed on the basis of a sound system of risk management and internal control which is operating effectively.

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FORWARD-LOOKING STATEMENTS DISCLAIMER

Past performance is no guarantee of future results. Investing involves risk, including the possible loss of principal and fluctuation of value.

This document includes statements concerning potential future events involving Janus Henderson Group plc that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus Henderson Group’s Annual Report on Form 10-K for the fiscal year ended 31 December  2020 and in other filings or furnishings made by the Company with the Securities and Exchange Commission from time to time (Commission file no. 001-38103), including those that appear under headings such as ‘Risk Factors’ and ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’. Many of these factors are beyond the control of JHG and its management. Any forward-looking statements contained in this document are as at the date on which such statements were made. Janus Henderson Group undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

Annualised, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

The information, statements and opinions contained in this document do not constitute a public offer under any applicable legislation or an offer to sell or solicitation of any offer to buy any securities or financial instruments or any advice or recommendation with respect to such securities or other financial instruments.

Not all products or services are available in all jurisdictions.

Mutual funds in the US are distributed by Janus Henderson Distributors.

Please consider the charges, risks, expenses and investment objectives carefully before investing. For a US fund prospectus or, if available, a summary prospectus containing this and other information, please contact your investment professional or call 800.668.0434. Read it carefully before you invest or send money.

Janus Henderson is a trademark of Janus Henderson Group plc or one of its subsidiaries. © Janus Henderson Group plc.

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